EXHIBIT 16.1

June 23, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 23, 2003, of The Commerce Group, Inc. and are in agreement with the statements contained in paragraphs (b) and (c) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP